EXHIBIT 99.1

Tuesday Morning Corporation announces First Quarter Fiscal 2020 Results

  Net sales were $224.4 million in Q1 fiscal 2020
  Comparable store sales decreased 0.7% versus a 3.8% increase in the prior year; comparable transactions increased 2.4%
  Reiterates fiscal 2020 outlook

DALLAS, Nov. 05, 2019 (GLOBE NEWSWIRE) --  Tuesday Morning Corporation (NASDAQ: TUES) today reported a net loss of $9.6 million, or $0.21 per share, for the first quarter of fiscal 2020 compared to a net loss of $8.1 million, or $0.18 per share, for the first quarter of fiscal 2019.  Adjusted EBITDA, a non-GAAP measure, was negative $1.5 million for the first quarter of fiscal 2020, compared to negative $0.1 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Steve Becker, Chief Executive Officer, stated, “Total comp performance for the first quarter was modestly negative, against a 3.8% fiscal first quarter comparable store sales increase last year, as we deliberately reduced store relocations and were also impacted by adverse weather, most notably Hurricane Dorian. Underlying our total comp performance was continued transaction growth driven by improved merchandising execution and marketing effectiveness. The changes we are making have reinvigorated our merchant organization. We expect our new merchandising leadership team’s heightened focus on more consistently executing Tuesday Morning’s core off-price model and delivering compelling values for our customers to drive greater store productivity as the year progresses. In addition, our organization is effectively managing costs, including negotiating meaningful rent and transportation expense reductions.  We are pleased with the progress we are making against our initiatives and remain committed to driving profitable growth going forward.”

First Quarter Fiscal 2020 Results of Operations

  Net sales were $224.4 million, compared to $227.3 million for the first quarter of fiscal 2019. The Company’s sales comparison to the prior year is impacted by the net decrease of 12 stores during the last twelve months.

  Comparable store sales decreased 0.7% compared to the same period a year ago.  Transactions increased 2.4% and average ticket decreased 3.0%.  During the first quarter, one store was relocated, one store was opened, and eight stores were closed, for an ending store count of 707 as of September 30, 2019.

  Gross profit was $81.1 million compared to $82.4 million for the first quarter of fiscal 2019.  Gross margin for the first quarter of fiscal 2020 declined to 36.1% compared to 36.3% last year.    The decrease in gross margin was primarily a result of higher markdowns which was mainly attributable to timing, partially offset by a continued improvement in initial merchandise mark-up along with lower supply chain and transportation costs.

  As a percentage of net sales, selling, general and administrative expenses (SG&A) were 40.0% for the first quarter of fiscal 2020 compared to 39.6% in the same period last year.  However, SG&A dollars decreased slightly to $89.8 million in the first quarter of fiscal 2020, compared to $90.0 million in the same period last year.

  Operating loss for the first quarter of fiscal 2020 was $8.7 million, compared to an operating loss of $7.6 million in the first quarter of fiscal 2019.

  The Company reported a net loss of $9.6 million, or $0.21 per share, for the first quarter of fiscal 2020 compared to a net loss of $8.1 million, or $0.18 per share, for the first quarter of fiscal 2019.

  EBITDA, a non-GAAP measure, was negative $2.2 million for the first quarter of fiscal 2020, compared to negative $0.9 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $1.5 million for the first quarter of fiscal 2020, compared to negative $0.1 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the first quarter of fiscal 2020 with $5.3 million in cash and cash equivalents and $57.9 million outstanding under its line of credit with availability on the line of $65.3 million, compared to $12.6 million in cash and cash equivalents and $55.6 million outstanding under its line of credit in the prior year.   Inventories at the end of the first quarter of fiscal 2020 were $285.9 million compared to $291.9 million in the prior year.  Accounts payable were $113.0 million compared to $131.9 million in the prior year.  The decrease in accounts payable was due to the inventory decline and the timing of merchandise receipts and the related payments.  The Company expects accounts payable to be more in line with historical levels at the end of the second quarter of fiscal 2020. The Company’s inventory turnover for the trailing five quarters as of September 30, 2019 was 2.6 turns, consistent with the trailing five quarter turnover as of September 30, 2018 of 2.6 turns.

Fiscal Year 2020 Outlook
The Company reaffirms its financial guidance previously given for fiscal 2020.

The Company expects comparable store sales for fiscal 2020 to increase in the low single digits. The Company also expects to achieve improvement in gross margin driven by improved initial merchandise mark-up and lower supply chain expenses. Selling, general and administrative expenses are expected to be relatively flat on a rate basis. For fiscal year 2020, the Company expects meaningful EBITDA improvement.

The Company plans to open approximately three new stores, relocate five stores, and close 25 to 35 stores in fiscal 2020. Capital expenditures for fiscal 2020 are expected to be in the range of approximately $25 million to $27 million. The increased level of capital spend from prior year reflects the investment in the Company’s strategic initiative to retrofit its Dallas distribution center, as well as an increase in investments in information technology, partially offset by fewer relocations and new stores. The Company expects to fund its capital investments primarily through a combination of cash from operations and a potential sale of certain non-core real estate distribution assets, and if necessary, borrowings on its credit facility.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 700 stores in 39 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review first quarter fiscal 2020 financial results and provide a general business update today, November 5, 2019, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, November 5, 2019 through 10:59 a.m., Central Time, Friday, November 8, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 9767416.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they provide forward-looking information, including management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations and future financial position.  Forward-looking statements also include, but are not limited to, statements of management’s current plans and expectations in the “Fiscal Year 2020 Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy, projections regarding gross margin improvement related to the distribution retrofit project and other supply chain initiatives and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; our ability to successfully execute our real estate strategy; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended September 30,

	2019	2018

	(unaudited)

Net sales	$224,439	$227,313
Cost of sales	143,307	144,895
Gross profit	81,132	82,418

Selling, general and administrative expenses	89,783	90,006

Operating loss	(8,651)	(7,588)

Other income/(expense):
Interest expense	(665)	(587)
Other income, net	67	190
Loss before income taxes	(9,249)	(7,985)

Income tax provision	380	124

Net loss	$(9,629)	$(8,109)

Earnings per share
Net loss per common share:
Basic	$(0.21)	$(0.18)
Diluted	$(0.21)	$(0.18)

Weighted average number of common shares:
Basic	44,955	44,490
Diluted	44,955	44,490

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	September 30,	June 30,	September 30,
	2019	2019	2018
	(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,273	$11,395	$12,552
Inventories	285,920	237,895	291,932
Prepaid expenses	5,435	5,388	6,349
Other current assets	1,499	1,822	1,976
Total Current Assets	298,127	256,500	312,809
Property and equipment, net	108,990	110,146	118,934
Operating lease right-of-use assets	351,755	—	—
Deferred financing costs	947	994	592
Other assets	2,882	2,881	3,225
Total Assets	$762,701	$370,521	$435,560

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$113,036	$91,251	$131,950
Accrued liabilities	47,721	45,923	48,116
Operating lease liabilities	66,914	—	—
Total Current Liabilities	227,671	137,174	180,066

Operating lease liabilities — non-current	311,114	—	—
Borrowings under revolving credit facility	57,900	34,650	55,600
Deferred rent	—	23,551	23,254
Asset retirement obligation — non-current	3,002	3,002	2,967
Other liabilities — non-current	1,215	835	757
Total Liabilities	600,902	199,212	262,644

Stockholders' equity	161,799	171,309	172,916
Total Liabilities and Stockholders' Equity	$762,701	$370,521	$435,560

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended September 30,

	2019	2018

	(unaudited)
Cash flows from operating activities:
Net loss	$(9,629)	$(8,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,383	6,554
Amortization of financing costs	54	79
(Gain)/loss on disposal of assets	133	(9)
Share-based compensation	705	724
Construction allowances from landlords	247	542
Change in operating assets and liabilities:
Inventories	(48,010)	(57,520)
Prepaid and other assets	273	(696)
Accounts payable	21,093	33,630
Accrued liabilities	3,422	6,570
Operating lease assets and liabilities	(490)	—
Deferred rent	—	(172)
Income taxes payable	470	174
Other liabilities — non-current	97	(132)
Net cash used in operating activities	(25,252)	(18,365)

Cash flows from investing activities:
Capital expenditures	(4,744)	(4,831)
Purchase of intellectual property	—	(262)
Proceeds from sale of assets	10	12
Net cash used in investing activities	(4,734)	(5,081)

Cash flows from financing activities:
Proceeds under revolving credit facility	90,700	38,300
Repayments under revolving credit facility	(67,450)	(21,180)
Change in cash overdraft	692	9,408
Payments on capital leases	(71)	(40)
Payment of financing costs	(7)	—
Net cash provided by financing activities	23,864	26,488

Net increase/(decrease) in cash and cash equivalents	(6,122)	3,042
Cash and cash equivalents, beginning of period	11,395	9,510
Cash and cash equivalents, end of period	$5,273	$12,552

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended September 30,
	2019	2018
Net loss (GAAP)	$(9,629)	$(8,109)
Depreciation and amortization	6,383	6,554
Interest expense, net	663	575
Income tax provision	380	124
EBITDA (non-GAAP)	$(2,203)	$(856)
Share-based compensation expense (1)	705	724
Cease-use rent expense (2)	—	65
Adjusted EBITDA (non-GAAP)	$(1,498)	$(67)

(1) Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

INVESTOR RELATIONS:
Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com

MEDIA:
Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com